Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We  consent  to  the  references  to  our  firm  under  the captions  "Financial
Highlights" in the Prospectus of Pioneer Floating Rate Fund, and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information of Pioneer Floating Rate Fund, and to the incorporation by reference of our report, dated December 28, 2010 on the financial statements and financial highlights of Pioneer Floating Rate Fund, included in the Annual Report to the Board of Trustees and Shareowners for the year ended October 31, 2010 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 12 to the Registration Statement (Form N-1A, No. 333-138560) of Pioneer Series Trust VI.


                                 ERNST & YOUNG LLP

Boston, Massachusetts
July 25, 2011